Exhibit 10.52

HEARING DATE AND TIME: December 16, 2002 at 5:00 p.m

OBJECTION DEADLINE: December 16, 2002 at 10:00 a.m.

WEIL, GOTSHAL & MANGES LLP

Attorneys for Debtors and Debtors In Possession

767 Fifth Avenue

New York, NY 10153-0119

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Marcia L. Goldstein, Esq. (MG 2606)

Lori R. Fife, Esq. (LF 2839)

Alfredo R. Perez, Esq.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
In re	:
	:	Chapter 11 Case No.
WORLDCOM, INC., et al.,	:	02-13533 (AJG)
:
	:	(Jointly Administered)
Debtors.	:
x

SUPPLEMENT TO DEBTORS’ MOTION PURSUANT TO

SECTIONS 363 AND 105 OF THE BANKRUPTCY CODE FOR AN

ORDER AUTHORIZING THE EMPLOYMENT OF MICHAEL D. CAPELLAS

AS PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN

OF THE BOARD OF DIRECTORS OF THE DEBTORS

TO THE HONORABLE ARTHUR J. GONZALEZ

UNITED STATES BANKRUPTCY JUDGE:

WorldCom, Inc. (“WorldCom”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”), respectfully represent:

Background

1. On July 21, 2002 (the “Commencement Date”) and November 8, 2002, WorldCom, Inc. and certain of its direct and indirect subsidiaries commenced cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). By Orders dated July 22, 2002 and November 12, 2002, the Debtors’ chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On July 29, 2002, the United States Trustee for the Southern District of New York (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”).

Jurisdiction

2. This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. § § 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C. § § 1408 and 1409.

Relief Requested

3. On December 9, 2002, the Debtors filed the motion to Pursuant To Sections 363 And 105 Of The Bankruptcy Code For An Order Authorizing The Employment Of Michael D. Capellas As President, Chief Executive Officer And Chairman of The Board of Directors of WorldCom (the “Motion”). The Proposed Terms and Conditions of Employment (the “Term Sheet”) which set forth proposed terms and conditions of Mr. Capellas’ employment as WorldCom’s new CEO, President and Chairman, through December 31, 2005, was annexed to the Motion as Exhibit A. As of the filing of the Motion, the Corporate Monitor appointed by the District Court (the “Corporate Monitor”) in SEC v. WorldCom, Inc. had not approved the proposed compensation arrangements for Mr. Capellas set forth in the Term Sheet.

4. Compensation and other terms of employment for Mr. Capellas have now been approved by the Corporate Monitor and are set forth in the revised Terms and Conditions of Employment (the “Revised Term Sheet”), annexed hereto as Exhibit

2

A. The Revised Term Sheet supercedes and replaces the Previous Term Sheet in its entirety.

5. The Debtors submit that the employment of Mr. Capellas on terms consistent with the Revised Term Sheet not only is based on a reasonable business judgment, but is clearly in the best interest of the Debtors’ estates and creditors. The Revised Term Sheet not only has the approval of the Corporate Monitor, but is fully supported by the Creditors’ Committee.

Notice

6. Notice of this Supplemental Motion has been provided in accordance with the Case Management Order dated July 29, 2002. The Debtors submit that no other or further notice need be provided.

3

7. WHEREFORE the Debtors respectfully request entry of an order granting the relief requested herein and such other or further relief as is just.

Dated: New York, New York

           December 16, 2002

/s/ Marcia L. Goldstein

Marcia L. Goldstein, Esq. (MG 2606) Lori R. Fife, Esq. (LF 2839)

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, NY 10153-0119

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

            and

Alfredo R. Perez, Esq.

WEIL, GOTSHAL & MANGES LLP

700 Louisiana, Suite 1600

Houston, TX 77002

Telephone: (713) 546-5000

Facsimile: (713) 224-9511

Attorneys for Debtors and

  Debtors In Possession

4

EXHIBIT A

Terms and Conditions of Employment

Michael D. Capellas (“MDC”) and WorldCom, Inc. (the “Company”)

The board of directors of the Company has elected and seeks to retain MDC as President and CEO of the Company and as Chairman of the Board subject to the acceptance by MDC of these Terms and Conditions of Employment (the “Terms”) set forth below and approval of the Terms and any related definitive agreement by Richard C. Breeden (the “Corporate Monitor”), the Hon. Jed S. Rakoff of the U.S. District Court for the Southern District of New York (the “Court”) and the Hon. Arthur J. Gonzalez of the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), respectively.

1. Position. Upon approval of the Terms by the Corporate Monitor, the Court, and the Bankruptcy Court, MDC shall become President and CEO and Chairman of the Board of the Company.

2. Term. The initial term of this agreement shall commence upon the approvals set forth in paragraph 1 above and continue through and including December 31, 2005. Absent notice by either party prior to June 30, 2005 (and in the case of extensions, prior to each subsequent June 30), this agreement shall be extended automatically for an additional year, and annually thereafter.

3. Base Salary. MDC’s salary shall be $1,500,000, which amount shall not be decreased except upon mutual consent. The board of directors shall review the base salary annually, but shall not have any obligation to increase such amount. No increase in MDC’s salary may be implemented prior to review and approval by the Corporate Monitor.

4. Bonus. A bonus equal to 100 percent of base salary will be guaranteed pro rata (taking the number of days worked out of a year of 365 days) for the period between commencement of the initial term and December 31, 2002, and such bonus shall be paid in December 2002. During calendar year 2003, a bonus equal to 100 percent of base salary will be guaranteed, to be paid in a lump sum in December 2003. For years 2004 and 2005 and during any subsequent annual extensions of the agreement, there shall not be any minimum guaranteed bonus. However, MDC will have the opportunity to earn a bonus of 100 percent of base salary for performance at target levels based on performance standards, with smaller or greater bonus opportunities for performance below or above target levels, all as determined by the board of directors and subject to approval of the Corporate Monitor.

Such performance targets are expected to include criteria such as:

(i)	Specific increased levels of EBITDA, net income, or other financial performance measures.

(ii)	Successfully exiting from bankruptcy protection at the earliest possible time, consistent with the best interests of the Company and its stakeholders, and implementing a revised business model to sharply reduce operating costs and generate sustainable levels of profitability.

(iii)	Implementing revised governance and ethical standards in cooperation with the Corporate Monitor and in accordance with the Permanent Injunction in the SEC litigation.

(iv)	Retention of existing customers and revenue base while developing new business and retention and recruitment of personnel for key leadership positions.

5. Signing Bonus. MDC shall receive a signing bonus of $2.0 million, which amount shall be payable within 10 days following the later of (i) execution of these Terms and Conditions of Employment and (ii) approval thereof by the Court and the Bankruptcy Court. The signing bonus shall be subject to proportionate clawback (based on the number of full calendar months of elapsed service divided by 37 calendar months) in the event MDC does not complete the initial term of employment for any reason other than termination of MDC’s employment by the Company without Cause, by MDC for Good Reason, or by death or disability; provided, however, that the full signing bonus shall be repaid within ten days in the event of MDC’s termination by the Company for Cause.

6. Benefits. MDC will be eligible to participate in all normal Company benefits for employees and executives.

7. Liability Insurance. MDC will be covered under the Company’s directors and officers liability insurance policy, and the Company will indemnify MDC if he is made a party or threatened to be made a party to any threatened, pending, or completed proceeding by reason of his actions while serving with, or at the request of, the Company to the fullest extent permitted under the Company’s Bylaws and applicable law, including the Bankruptcy Code.

8. Termination of Employment.

(a) If MDC’s employment is terminated by Company not for Cause or by MDC for Good Reason, MDC will receive a lump sum payment within 30 days after termination of employment equal to three times the sum of MDC’s base salary and guaranteed bonus (target bonus during 2004 and thereafter). In any such event, MDC also will be entitled to continued health coverage at employee rates at his sole cost for 18 months following termination of employment.

(b) “Good Reason” includes (i) demotion or removal from the positions of CEO, member of the board of directors, or (without his consent) President of the Company; (ii) material adverse change by the Company in MDC’s duties or responsibilities, (iii) decrease in Base Salary or failure to provide an opportunity to earn performance bonuses as provided in paragraphs 4 above and 10(a) below; or (iv) any other material breach of employment agreement by the Company. “Good Reason” does not include (x) non-renewal of the Agreement at the conclusion of its initial term or upon any extension thereof, (y) election of a non-executive chairman of the board recommended by the nominating committee of the board after non-binding consultation with MDC and the Corporate Monitor (i.e., without MDC’s consent but after consultation, the Company may elect a non-executive chairman of the board), (z) the failure to grant any annual equity award if established performance standards are satisfied, provided equivalent compensation is provided, (xx) implementation of any changes in corporate governance required as part of the SEC settlement or any other actions by the Company to comply with the Permanent Injunction or any other order binding on the Company issued by the Court or to comply with any provision of law, or (yy) the failure for any reason of the Company and MDC to enter into a definitive employment agreement embodying these Terms and Conditions of Employment (which until a definitive agreement is entered into shall be deemed to constitute the employment agreement). Termination by MDC or the Company based on an alleged breach of this agreement, including the alleged existence of Good Reason, shall require not less than 30 days notice to the other party, which shall have an opportunity to cure any such breach within said 30 day period, and MDC shall be required to make any assertion of “Good Reason” within 45 days of the events allegedly giving rise to “Good Reason”.

(c) If MDC’s employment is terminated by Company for Cause or MDC not for Good Reason, MDC will receive salary and other amounts earned but not yet paid (not including any pro-ration for bonuses, which shall not be payable) through the date of termination of employment (except to the extent subject to disgorgement under any applicable legal requirement). The Company shall be entitled to net the amount of any required repayment in full or proportional clawback of the signing bonus against any amounts due to MDC, without waiving or limiting the Company’s rights to recover any excess amount due to it.

(d) “Cause” includes, generally, (i) the commission of (x) a felony or (y) a misdemeanor (excluding a petty misdemeanor) involving dishonesty, fraud, financial impropriety, or moral turpitude; (ii) any knowing or deliberate violation of a requirement of the Sarbanes-Oxley Act of 2002 or other material provision of the federal securities laws; (iii) neglect or misconduct in the discharge of his duties (after receiving written notice from the board of directors specifying the manner in which he is alleged to have failed properly to discharge his duties and after having had the opportunity to cure such failure within 30 days from receipt of such notice), (iv) any conduct that could reasonably be anticipated to result in or materially contribute to (whether by act or by omission to act) a violation by the Company of the Permanent Injunction or other orders binding on the Company issued by the Court; (v) breach by MDC of the Terms, including any of the covenants contained herein (e.g., non-competition, non-solicitation, cooperation with ongoing investigations). In the event that the Company asserts that grounds exist for termination with Cause, it shall so notify MDC and within 15 days shall afford MDC a hearing before the board of directors regarding any disputed facts. The board of directors shall make a final determination regarding the existence of “Cause” upon completion of any such hearing, provided, however, that any determination that “Cause” exists shall require an affirmative vote of two-thirds of the non-employee directors of the Company. If any such determination remains pending after such 15-day period, the Company shall be entitled to suspend MDC’s duties pending determination of the existence of “Cause”.

(e) If MDC’s employment is terminated upon Death or Disability. In the event of MDC’s death or disability during the term of this agreement, his estate or MDC shall receive a lump sum payment in an amount equal to his then current years’ base salary plus a pro rata portion of MDC’s target bonus. At the Company’s option, this obligation may be satisfied in whole or in part through life insurance or disability policies purchased by the Company. Disability shall be defined as MDC’s physical or mental incapacity which continues for a period of not less than six consecutive months or six months in any twelve month period, as determined by a doctor mutually agreeable to MDC and the board of directors. MDC and/or his eligible dependents, as applicable, shall be entitled to continued health care coverage at employee rates at their sole cost for 18 months following death or disability.

9. Initial Equity Award. Upon the Company’s emergence from bankruptcy, MDC will be entitled to receive an initial equity award of restricted stock valued at $12 million at the date of emergence. The value of the restricted stock will be determined by Lazard LLC, financial advisor to the Company (or if Lazard LLC shall not at that time continue to be the Company’s financial advisor such other firm as shall be mutually acceptable to the Corporate Monitor, the Company and MDC) (the “Financial Advisor”) and, absent manifest error, the Financial Advisor’s determination of the value of such securities shall be binding upon the Company and MDC. All such restricted shares shall vest ratably over a period of three years from the date of issuance. After releasing such number of shares as shall be necessary to cover taxes due as a result of vesting, 75 percent of the remaining shares shall be restricted as to resale until a date that shall be 6 months following MDC’s termination of employment with the Company. With the prior consent of the Company and MDC, awards may be made in the form of restricted deferred stock units rather than restricted stock.

10. Potential Equity Awards.

(a) Annual Equity Award. For each full calendar year following the calendar year in which the Company emerges from bankruptcy, MDC shall be eligible at the targeted performance levels to receive an annual equity award valued at two times the sum of base salary plus target annual bonus based upon achievement of performance objectives to be set for each such year by the board of directors, with consent of the Corporate Monitor, with such award to be granted based upon the applicable year. With consent of the Corporate Monitor, such equity awards shall consist of such mix of restricted stock or stock options as the board of directors may determine, and shall vest ratably over a period to be determined by the board of not less than three years from the date of issuance. No such award shall be required if MDC fails to achieve performance levels established by the board of directors and approved by the Corporate Monitor.

(b) Stock Options. During the tenure of MDC’s employment, commencing at the time of the Company’s emergence from bankruptcy and in each calendar year thereafter, MDC shall be eligible to receive grants of stock options to be awarded by the board of directors on an annual basis in such amount as the board may determine from shares made available for such purpose in the Company’s Plan of Reorganization or in any plan adopted by a vote of the holders of the Company’s outstanding equity securities, subject to approval by the Corporate Monitor. The decision to issue any such future options shall be discretionary on the part of the board, which may determine in any given year whether or not to issue additional options to MDC or other executives. The value of all such option grants shall be expensed by the Company in its financial statements in a manner to be determined by the board of directors.

(c) If awarded, any initial grant of options received by MDC upon the Company’s emergence from bankruptcy shall vest ratably over a period of three years in the same manner as the initial equity award of restricted stock, shall have an exercise price equal to the fair market value of the shares underlying the options upon emergence (as determined by the Financial Advisor, which value shall, absent manifest error, be binding upon the Company and MDC), and shall be exercisable for a 10 year term.

(d) Future discretionary grants of options shall be awarded by the board reflecting such performance factors as the board may determine and shall be at such strike prices (equal to or greater than market value at the date of grant) and may contain such vesting periods and other terms as the board of directors may determine. After providing for sales in amounts necessary to pay income tax on option-related income and the exercise price of options, (i) no such shares received upon exercise of options shall be sold until a date which shall be 12 months following the date of option exercise and (ii) 75 percent of the shares acquired by MDC upon exercise of options shall not be sold until the date that is 6 months following the date MDC’s employment with the Company ceases unless the board of directors shall set a different requirement with consent of the Corporate Monitor.

(e) Emergence Date Special Award. In addition to the award of restricted stock provided on Section 9 hereunder, upon the Company’s emergence from bankruptcy MDC shall receive an additional grant of restricted shares (subject to the same terms and conditions applicable to the award provided for in Section 9) of up to $6 million if (x) the board of directors, and (y) the Corporate Monitor independently determine that MDC’s performance during the pre-emergence period has been exemplary or significantly exceeded the level of performance that could reasonably have been expected. If either the board of directors or the Corporate Monitor fails to make any such determination, such additional amount of restricted shares shall not be issued to MDC.

11. Treatment of Equity Grants on Termination.

(a) In the event of termination of MDC’s employment (1) by the Company without cause, or (2) by MDC for Good Reason, all restricted stock, restricted deferred stock units, or options then held by MDC shall vest and any options granted (i) upon emergence from bankruptcy shall remain exercisable until the fifth anniversary of MDC’s termination of employment, and (ii) subsequent to emergence from bankruptcy (but following the initial grant) shall remain exercisable until the third anniversary of MDC’s termination of employment. In the event that either party shall not extend the term of this agreement past the initial term, the vesting period of the initial grants of restricted shares and, if awarded, stock options shall accelerate to the expiration date of the contract, and such options shall remain exercisable until the fifth anniversary of MDC’s termination of employment.

(b) In the event of termination of MDC’s employment by MDC not for Good Reason or by the Company for Cause, any unvested restricted stock, restricted deferred stock units, or options shall be forfeited and the exercise period for any vested stock options shall be limited to 30 days in the case of a termination by MDC other than for Good Reason and shall immediately expire in the case of a termination by the Company for Cause. In the event of MDC’s death or disability, any unvested restricted stock or restricted deferred stock units will be vested ratably in the proportion that MDC’s completed months of service bears to the months of service required for vesting, and options will vest and continue to be exercisable until the earlier of the original expiration date or one year following death or disability.

12. Relocation. MDC shall be entitled to reimbursement of all reasonable transaction costs and moving expenses associated with relocation in accordance with normal Company policies (excluding the cap set forth in the Company policy; provided, however; the Company will not provide equity protection on the sale of MDC’s existing residence or any advance or other payment relating to purchase of a new residence other than transaction costs reimbursed in accordance with Company policy).

13. Non-Competition/Non-Solicitation. In the event MDC’s employment is terminated for any reason, other than expiration of this agreement (including any extensions) without renewal, MDC shall not, during the one-year period from the date of termination, solicit customers on behalf of or become an employee, consultant, advisor, director or assume any other position with any company located in the United States that is engaged primarily in the telecommunications industry or that competes with or is engaged in the same business as the Company or any material affiliate thereof in market segments that are material to the business of the Company and its affiliates at the time of termination, including for purposes of illustration, AT&T Corporation, SBC Communications Inc., Sprint Corporation, and Verizon Communications Inc. MDC shall also agree to customary confidentiality provisions, which shall continue in effect following expiration of the employment agreement or other termination of employment other than as to information that has independently become a part of the public domain. MDC shall not solicit employees of the Company for one year following the expiration of the employment agreement or other termination of employment. MDC shall also agree to customary provisions concerning intellectual property, including copyrights and trademarks, etc.

14. Parachute Gross-Up. The Company will provide gross-up for any excise tax imposed upon MDC under Internal Revenue Code Section 4999 or similar provisions sufficient to put MDC in same after-tax position as if excise tax were not due. Gross-up to be determined by the Company’s external auditors assuming the highest marginal federal and applicable state tax rates, and MDC shall be entitled to continuing indemnification for any additional tax imposed by taxing authorities relating to excise tax or gross-up.

15. Legal Fees. Company shall pay MDC’s reasonable legal fees at standard hourly rates (but not to exceed $150,000) directly related to negotiation of the Terms and of a definitive employment agreement, and shall cover any taxes payable by MDC resulting from such payment.

16. Dispute Resolution. In the event of any dispute under the Terms or a definitive employment agreement, including without limitation if MDC shall assert the existence of Good Reason or any other breach of this agreement and the Company shall disagree as to the existence of Good Reason or any other asserted breach, MDC and the Company agree that such dispute shall be resolved by binding arbitration to be conducted in the Southern District of New York, unless upon notice the Court shall determine that any such dispute shall be resolved by the Court, in which event the Court shall resolve such dispute. In the event of any such proceeding, the losing party shall reimburse the winning party upon entry of a final award resolving the subject of the dispute for all reasonable legal expenses incurred, unless the arbitrator (or the Court, if applicable) determines that to do so would be unjust. This agreement shall be governed by the substantive provisions of the laws of the State of New York.

17. Mutual Cooperation. The parties agree to take reasonable steps (without cost to MDC) to minimize the Company’s tax obligations with respect to annual compensation.

18. Corporate Monitor Approvals. At such time as the Court terminates the Corporate Monitorship, provisions herein requiring approval of the Corporate Monitor shall be deemed to have been satisfied. Any future elimination of the Corporate Monitor function by the Court will not otherwise affect the validity of this Agreement, and until any such elimination the terms of all orders applicable to the Company relating to the Corporate Monitor shall remain in full force and effect.

19. Undertaking with Monitor. Attached as Exhibit A hereof is (i) a letter from the Corporate Monitor, and (ii) a letter constituting an Undertaking and Agreement between the Corporate Monitor and MDC, signed by MDC, which shall be an integral part of this Agreement.

20. Cooperation with Ongoing Investigations. MDC agrees that he will fully cooperate, and that he will as CEO cause and direct the Company and all officers, employees, agents, and consultants employed by the Company to cooperate fully, with all governmental investigations of the Company and all orders entered by the Court.

21. Corporate Aircraft. MDC will be permitted use of corporate aircraft in accordance with the corporate aircraft policy approved by the board; provided, however that personal use of corporate aircraft shall not be permitted.

AGREED TO AND ACCEPTED:	AGREED TO AND ACCEPTED:

Michael D. Capellas	WorldCom, Inc.

Title:

December , 2002	December , 2002

Exhibit A

Corporate Monitor

WorldCom, Inc.

December 16, 2002

Mr. Michael D. Capellas

WorldCom, Inc.

22001 Loudon County Parkway

Ashburn, VA. 20147

RE: Undertaking and Agreement

Dear Mr. Capellas:

As you know, the Hon. Jed S. Rakoff of the U.S. District Court for the Southern District of New York (the “Court”) has jurisdiction over the enforcement proceedings brought against WorldCom, Inc. (the “Company”) by the United States Securities and Exchange Commission (the “SEC”). The SEC’s complaint charges the Company with repeated acts of fraud, including publishing false and misleading financial data that led to overstatement of the Company’s reported profits by a greater amount than has ever occurred. In addition to fraudulent financial reporting, the SEC’s complaint and the Company’s own investigations have revealed that there were other acts of self-dealing and other inappropriate or unlawful conduct at the Company.

The Company’s senior management either participated in the fraud or failed to detect and stop the fraud or other serious abuses of shareholder interests such as the dealings involving the Company’s former CEO Bernard Ebbers. Similarly, the Company’s external auditors, the Company’s Audit Committee and its board of directors all apparently failed to detect the fraud, or to control other egregious conduct. When tested, the Company’s overall internal controls to prevent fraudulent financial reporting did not work, and its governance mechanisms proved inadequate to protect shareholder interests.

Instead of sensitivity to the requirements of law, the interests of shareholders and norms of appropriate ethical conduct on the part of a public corporation, at least some members of the prior senior leadership of the Company seem to have been motivated largely by personal enrichment. Others could have spoken up but remained silent. At the time the SEC’s action was commenced (and even today), it was not known which persons still associated with the Company had participated in the wrongdoing that took place, or had failed to take reasonable action to bring fraudulent practices to light. Ongoing

Exhibit A

investigations such as the comprehensive work of the board’s Special Investigative Committee will hopefully establish the facts of what happened and who knew or should have known what was occurring. Irrespective of the role of specific individuals, for the future it must be a paramount objective to enhance the Company’s corporate governance practices, including its compliance processes and internal controls, to provide much stronger protections against future abuse.

Exercising its inherent equity powers, the Court established the position of Corporate Monitor to protect against inappropriate or illegal conduct at the Company in the future by any person, including the CEO. To that end, the Court has issued a series of Orders that establish an extensive system of monitoring of all significant business activities. The Orders also prohibit the payment of any compensation by the Company to any officer, director, employee, attorney, investment banker or other consultant without the consent of the Corporate Monitor.

The overall Corporate Monitor program created by the Court represents a unique set of checks and balances against abuses of power. It does this by combining the normal structure of management with a completely independent authority empowered to veto covered actions of management where the Monitor deems appropriate, subject to review by the Court itself. The Corporate Monitor program provides tangible protections for the public interest that are deliberately independent of management, though complementary in objectives.

In addition to establishing the Corporate Monitor program, the Court has also approved a partial settlement of the SEC enforcement action and has entered a permanent injunction (the “Permanent Injunction”) against the Company. Among other things, the Permanent Injunction prohibits future violations of the federal securities laws and requires certain affirmative actions on the part of the Company1. Taking the actions necessary to ensure the full and complete adherence by the Company to the Permanent Injunction will be one of your preeminent responsibilities as CEO.

Given your responsibilities as CEO, and my responsibilities as Corporate Monitor, I look forward to working together as partners in the effort to stabilize the Company, to restructure its operations, and to create a new internal culture of transparency, integrity and complete dedication to the highest standards of legal and ethical compliance. Fortunately, as we both recognize from our prior discussions, the goals of your efforts to reinvigorate the Company’s business operations and to restore profitability are strongly consistent with my goals of establishing strong and effective systems to enable the Company to excel in the ethical and governance arena. These two fundamental areas of challenge – business operations on the one hand and governance and ethics on the other — are interdependent. Business success without governance and ethics success will be impossible, while governance and ethical reforms without economic viability will be of only short term benefit.

1 These affirmative actions include a thorough study of the Company’s entire compliance and governance structure and recommendations for permanent changes by the Corporate Monitor.

Exhibit A

In the course of our discussions, we have both agreed to implement the reforms necessary to make the Company a model of healthy governance practices, and to establish institutional mechanisms to further the goals of transparency, integrity and the highest standards of legal and ethical compliance. As an example of how this commitment may be evidenced, you have agreed to make certain representations and undertakings as to how you will conduct yourself as CEO. I understand that you intend to seek a similar personal commitment to these goals and ethical values from other Company employees. The attached Undertaking sets forth your personal representations to me, as Corporate Monitor, regarding your commitment to use every effort to achieve certain goals and objectives that we both consider vital for the future.

Very truly yours,

Richard C. Breeden

Corporate Monitor

Exhibit A

Corporate Monitor

WorldCom, Inc.

December 16, 2002

Mr. Michael D. Capellas

WorldCom, Inc.

22001 Loudon County Parkway

Ashburn, VA. 20147

RE: Undertaking and Pledge

Dear Mr. Capellas:

By signing in the space provided below, you hereby represent and commit to me, as the Corporate Monitor of WorldCom, Inc., as an integral part of your obligations as CEO, as follows:

•	You have personally read the Orders and the Permanent Injunction, and you understand that it is your express personal responsibility to exercise your full authority to insure that the Company scrupulously complies with all the provisions of the Orders and the Permanent Injunction unless or until the Court modifies any such requirements.

•	Throughout your tenure as CEO you will make it your highest priority to see to it that the Company complies with all legal requirements applicable to the Company, and that the Company creates an environment of transparency and integrity in all that it does. As part of this commitment, you understand that the CEO is uniquely responsible for devoting serious and sustained efforts to develop systems, processes and personnel to prevent any violations of law or breach of ethical trust by the Company.

•	Throughout your tenure as CEO you will seek continuously to enforce the Company’s Code of Ethics and provide direct leadership in establishing the highest standards of ethics and integrity at all levels of the Company.

•	Throughout your tenure as CEO you will provide strong personal commitment to candor and absolute truthfulness in the Company’s operations and in its communications to the marketplace, including developing communications and

Exhibit A

disclosure policies that provide comprehensive information concerning the Company’s operations, its financial results, its record of compliance with law and its own ethical policies, in addition to all legally required disclosure. You commit to the goal of providing shareholders and the marketplace with a strong and effective disclosure program exceeding minimum legal requirements and that you will seek consistently high levels of transparency.

•	Throughout your tenure as CEO you will endeavor to implement reliable and effective internal controls capable of detecting meaningful failures to comply with requirements of law (including the Permanent Injunction) applicable to the Company or the Company’s internal ethical and governance requirements. You represent that you will support robust levels of capital investment in internal controls, including management information systems and internal audit resources that will be capable of insuring the accuracy and completeness of publicly reported financial information of the Company to the most reliable degree practicable.

•	Throughout your tenure as CEO you will cooperate with the board of directors and the Corporate Monitor in developing new corporate governance mechanisms that will seek to establish the highest and best practices of healthy corporate governance to advance the best interests of shareholders, creditors and the public at large. As part of this obligation you will work actively with the Corporate Monitor in developing the best possible recommendations to strengthen corporate governance and compliance processes as part of the Permanent Injunction.

•	Throughout your tenure as CEO you will use all reasonable efforts to insure that the Company’s board has a membership that represents shareholder interests (and stakeholder interests broadly prior to emergence from bankruptcy) and in addition to yourself is composed entirely of members who are fully independent of yourself and the Company, and who are individuals of extraordinary skill and accomplishment. You recognize that a strong board of directors and meaningful checks and balances against excessive power are important elements of healthy governance practices.

•	Throughout your tenure as CEO you will cooperate fully and without reservation with all SEC, law enforcement and other official inquiries and investigations into wrongful activities that may have taken place in the past, and you will provide assurance to customers and the public that the Company is fully committed to operating at the highest levels of integrity with personnel who are personally committed to the Company’s goals and values.

Exhibit A

•	You understand that you will ultimately be judged on the degree to which the Company under your leadership achieves these goals, in addition to business and financial goals that may be set from time to time by the board of directors. You agree to use every effort to lead the Company in its growth and development in a manner that will achieve successful financial performance while adhering to the highest standards of ethics and compliance with law.

Very truly yours,

Richard C. Breeden

Corporate Monitor

Agreed and Accepted:

Michael D. Capellas

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
In re	:
	:	Chapter 11 Case No.
WORLDCOM, INC., et al.,	:	02-13533 (AJG)
:
	:	(Jointly Administered)
Debtors.	:
x

ORDER AUTHORIZING THE EMPLOYMENT OF MICHAEL D.

CAPELLAS AS PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN

OF THE BOARD OF DIRECTORS OF THE DEBTORS PURSUANT TO

SECTIONS 363 AND 105 OF THE BANKRUPTCY CODE

A hearing having been held on December 16, 2002 (the “Hearing”) to consider the motion (the “Motion”) of WorldCom, Inc. and its direct and indirect domestic subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) for entry of an order pursuant to sections 363 and 105 of title 11 of the United States Code (the “Bankruptcy Code”), authorizing the retention and employment of Michael D. Capellas, as the president chief executive officer, chairman of the board of directors of WorldCom, all as more fully set forth in the Motion and in the Supplement to the Motion, dated December [13], 2002; and due and proper notice of the Motion having been provided, and it appearing that no other or further notice need be provided; and the Court having reviewed the Motion; and upon the record of the Hearing, the Motion and all of the proceedings had before the Court; and the Court having found and determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and the Court being satisfied that the employment of Mr. Capellas is necessary and in the best interests of the Debtors and their estates; and after due deliberation and sufficient cause appearing therefor, it is

ORDERED that the Motion is granted in all respects; and it is further

ORDERED that the Debtors are hereby authorized to employ Michael D. Capellas as their chief executive officer, chairman of the board of directors and president on the terms set forth in the Revised Term Sheet; and it is further

ORDERED that the Debtors are hereby authorized to take all actions necessary to implement the employment of Mr. Capellas; including entering into an employment agreement with Mr. Capellas on terms substantially the same as those set forth in the Revised Term Sheet, and it is further

ORDERED that Mr. Capellas shall be compensated as set forth and described in the Revised Term Sheet; and it is further

ORDERED that the requirement pursuant to Local Rule 9013-10(b) that the Debtors file a memorandum of law in support of the Application is waived.

Dated: New York, New York

           December     , 2002

United States Bankruptcy Judge

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